Exhibit 11




                                                       For The Years Ended
                                                              July 31
                                                        2002           2001
                                                     ---------     -----------


Shares outstanding                                   8,400,899       6,954,699
                                                   -----------     -----------
Weighted average shares outstanding                  7,607,146       6,420,926
Stock Options                                        3,691,250       1,815,625
Warrants                                                    --       1,797,500
                                                   -----------     -----------
      Total weighted average shares outstanding     11,298,396      10,034,051
                                                   ===========     ===========

Net loss from continuing operations                 (2,251,439)     (1,577,033)

Loss from discontinued operations                     (193,454)       (205,191)
                                                   -----------     -----------
Net loss                                          $ (2,444,893)   $ (1,782,224)
                                                  ============    ============

Basic and diluted net loss per share
      Continuing operations                       $      (0.30)   $      (0.25)
      Discontinued operations                            (0.02)          (0.03)
                                                   -----------     -----------
      Net loss                                    $      (0.32)   $      (0.28)
                                                   ===========     ===========